Exhibit 99.1

FOR IMMEDIATE RELEASE

EDGEN CORPORATION ANNOUNCES

FOURTH QUARTER 2005 AND FISCAL YEAR 2005

FINANCIAL RESULTS

Baton Rouge, LA, April 4, 2006 (Business Wire) - Edgen Corporation, a leading global distributor of specialty steel pipe, pipe components and high grade structural steel sections and plates for use in niche applications, primarily in the oil and gas, processing and power generation industries, announced today its Fourth Quarter 2005 and Fiscal Year 2005 financial results.

Fourth Quarter 2005 Results

For the three months ended December 31, 2005 (Fourth Quarter 2005), sales were $66.7 million compared to sales for the three months ended September 30, 2005 (Third Quarter 2005) of $75.7 million, and sales of $57.9 million for the three months ended December 31, 2004 (Fourth Quarter 2004). Sales order backlog increased from $26.0 million at September 30, 2005 to $88.6 million as of December 31, 2005. Sales in the Fourth Quarter 2005 reflect the mildly seasonal nature of our business with reduced shipments in December, and the impact of Hurricanes Katrina and Rita on customers’ maintenance and capital expenditure levels in the U.S. gulf coast area. The increase in the sales backlog from September 30, 2005 to December 31, 2005 of $62.6 million primarily reflects continued business development efforts, large project orders for three customers, and $17.6 million of backlog related to the acquisition of Murray International Metals, Inc. (MIM US).

“During the Fourth Quarter 2005, we focused our sales efforts on specialty seamless pipe used in oil and gas well hook-up installations. We also completed the acquisition of MIM US, the U.S subsidiary of Murray International Metals, Ltd., which expanded our product base with the addition of high grade structural steel sections and plates. Because the acquisition of MIM US closed on December 16, 2005, it had a minimal impact on our Fourth Quarter 2005 financial results. We continue to believe that the worldwide demand for oil and gas, and refined products, and renewed power generation activity will provide new opportunities for us to distribute our specialty carbon and alloy products,” stated Chief Executive Officer and President, Dan J. O’Leary.

Gross profit for the Fourth Quarter 2005 was $12.7 million compared to the Third Quarter 2005 of $13.9 million, and compared to $14.6 million gross profit in the Fourth Quarter 2004. Gross profit margin (gross profit as a percentage of sales) for the Fourth Quarter 2005 was 19.0% compared to 18.4% for the Third Quarter 2005, and compared to 25.1% in the Fourth Quarter 2004. The overall decrease in gross profit margin for the Fourth Quarter 2005 compared to the Fourth Quarter 2004 reflects the higher inventory costs throughout Fiscal Year 2005 compared to Fiscal Year 2004 as inventory was replaced at current market prices, and a non-cash charge to cost of sales related to our alloy products of approximately $0.3 million. This non-cash charge is the result of a purchase price allocation adjustment in accordance with purchase accounting requirements that increased the value of the Company’s inventory in connection with the acquisition of the Company earlier this year by Jefferies Capital Partners and certain members of management, which we refer to in this press release as the “Buy-out Transaction” (see “About Edgen Corporation” below).

“In the Fourth Quarter 2005, our carbon product group gross profit margins strengthened compared to the Third Quarter 2005 due to a shift in our sales product mix to higher margin specialty seamless pipe used in oil and gas well hook-up installations which became a focus for us in the Fourth Quarter 2005. Also during the Fourth Quarter 2005, gross profit margin for our alloy products group declined from Third Quarter 2005 due primarily to a write-down of inventory related to a discontinued product line,” said Mr. O’Leary.

The Company’s $1.2 million income from operations for the Fourth Quarter 2005 was reduced primarily by an increase in depreciation and amortization expense of $3.2 million. The increase in depreciation and amortization expense reflects additional amortization expense related to customer relationship intangibles acquired in the Buy-out Transaction on February 1, 2005. Income from operations was $5.8 million for the Third Quarter 2005 and $3.6 million for the Fourth Quarter 2004. For the Fourth Quarter 2005, selling, general and administrative expenses increased modestly with a $0.2 million increase from the Third Quarter 2005 attributable primarily to increases in employee salaries and related payroll taxes which was partially offset by a reduction in legal and accounting fees, franchise taxes and property taxes.

EBITDA, a non-GAAP financial measure (see “About Non-GAAP Financial Measures” below), was $4.5 million and $6.5 million for the Fourth Quarter 2005 and Third Quarter 2005, respectively. This compares to EBITDA for the Fourth Quarter 2004 of $4.3 million.

For a breakdown of results for Fourth Quarter 2005, Third Quarter 2005, and Fourth Quarter 2004 by segment, see the tables below.

Fiscal Year 2005 Results

For the combined twelve months ended December 31, 2005 (Fiscal Year 2005) (which represents the mathematical addition of the results of operations for the periods before and after the merger described in “About Edgen Corporation” below), sales increased $73.9 million, or 35.5%, to $281.7 million compared to the year ended December 31, 2004 (Fiscal Year 2004). Sales in Fiscal Year 2005 were driven by sales volume increases impacted by the worldwide demand for oil and gas, and refined products in the energy markets, a favorable change in sales product mix, and increases in sales pricing. Sales order backlog grew from $36.7 million at January 1, 2005 to $88.6 million at December 31, 2005 and increased as a result of the factors discussed in “Fourth Quarter 2005 Results.” For an explanation of combined results, which is a non-GAAP financial measure (see “About Non-GAAP Financial Measures” below), see note 1 below.

Gross profit for Fiscal Year 2005 was $58.1 million, an increase of $5.6 million, or 10.7%, from Fiscal Year 2004. The Company’s gross profit margin (gross profit as a percentage of sales) for Fiscal Year 2005 decreased to 20.6% compared to 25.2% in Fiscal Year 2004. The increase in gross profit in Fiscal Year 2005 compared to Fiscal Year 2004 reflects our sales strategy to focus on higher margin specialty pipe and pipe component products while the reduction in gross profit margin reflects an increase in inventory costs at current market prices, the impact of several large, lower margin customer shipments, and a change in our carbon product mix related to sales of lower margin welded pipe to select oil and gas applications. Our gross profit margins were also impacted by higher freight costs driven by increased fuel and shipping costs, and a $1.7 million non-cash charge to cost of sales related to the purchase price allocation adjustment to inventory in connection with purchase accounting which increased the cost of our alloy inventory.

Income from operations for Fiscal 2005 decreased $8.4 million to $9.7 million for Fiscal Year 2005 from $18.1 million for Fiscal Year 2004. Income from operations was negatively impacted by approximately $12.0 million in Buy-out Transaction-related expenses, an increase in amortization of $3.2 million related to amortizable customer relationships acquired in the Buy-out Transaction and the $1.7 million purchase price inventory adjustment. At the same time, selling, general and administrative expenses were positively impacted by a reduction in the employee performance bonus pool, a reduction in management and director fees paid to our previous owners prior to February 1, 2005, and a reduction in property taxes in Fiscal Year 2005 compared to Fiscal Year 2004.

For Fiscal Year 2005, EBITDA (see “About Non-GAAP Financial Measures” below) decreased from $20.6 million in Fiscal Year 2004 to $15.1 million in Fiscal Year 2005 primarily due to $12.0 million in Buy-out Transaction-related expenses incurred in January 2005, and the impact of an inventory purchase price adjustment of $1.7 million. EBITDA was positively impacted by reduced selling, general and administrative expenses previously discussed.

For a breakdown of results for Fiscal Year 2005 and Fiscal Year 2004 by segment, see the tables below.

About Non-GAAP Financial Measures

EBITDA and the presentation of our results on a combined basis are “non-GAAP (Generally Accepted Accounting Principles) financial measures.” A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations and cash flows.

Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures. A reconciliation of EBITDA with the most directly comparable GAAP measure is included below for the Fourth Quarter 2005, the Third Quarter 2005, the Fourth Quarter 2004, and Fiscal Years 2005 and 2004 along with the components of EBITDA. A reconciliation showing the mathematical combination of our operating results for such periods is also presented below.

About Edgen Corporation

Edgen Corporation is a leading global distributor of specialty steel pipe, pipe components, and high grade structural steel products including sections, plates and tubulars for use in niche applications, primarily in the oil and gas, processing and power generation industries. The products Edgen distributes are highly specialized and are used in environments that require high performance characteristics, such as the ability to withstand highly corrosive or abrasive materials, extremely high or low temperatures, or high-pressure. These products are principally used in maintenance and repair projects as well as expansions of infrastructure and development projects. Edgen operates in 17 locations, including 15 in the United States, and two in Canada.

On December 31, 2004, Edgen Acquisition Corporation, a corporation newly formed by Jefferies Capital Partners, entered into a stock purchase agreement with Edgen Corporation and the stockholders of Edgen Corporation to purchase all of the outstanding capital stock of Edgen Corporation from its then existing stockholders for an aggregate purchase price of approximately $124.0 million, which included the assumption or repayment of indebtedness of Edgen Corporation but excluded payment of fees and expenses. The acquisition closed on February 1, 2005 and was funded with proceeds to Edgen Acquisition Corporation from the issuance and sale of $105.0 million aggregate principal amount of 9 7/8% Senior Secured Notes due 2011 as well as an equity investment from funds managed by Jefferies Capital Partners and certain members of management of Edgen Corporation.

Simultaneously with the acquisition and the related financing transactions, Edgen Acquisition Corporation was merged with and into Edgen Corporation, which survived the merger. In the table below, “Successor” refers to Edgen Corporation following the merger, and “Predecessor” refers to Edgen Corporation prior to the merger. The Successor conducted no operations from the date of formation of Edgen Acquisition Corporation until the merger on February 1, 2005. As a result of these transactions, the Company has accounted for these transactions in accordance with the Financial Accounting Standards Board’s Statement No. 141, “Business Combinations” which requires fair value purchase accounting as of the acquisition date. Therefore, the financial information set forth in this press release includes “pre-acquisition” operations for the Fourth Quarter 2004 and Fiscal 2004 compared to “post-acquisition” operations for the Fourth Quarter 2005, Fourth Quarter 2005 and Fiscal 2005 which were impacted by purchase accounting.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements relating to the financial results of the Company pending completion of the Company’s purchase price allocation. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company’s control) and assumptions and are subject to change based upon various factors. Should one or more of such risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ include, but are not limited to, demand for oil and gas, and refined products, and renewed power generation activity and the impact on demand for our products and the effect of the final purchase price allocation. Other important factors are discussed under the caption “Forward-Looking Statements” in the Company’s Form 10K Annual Report for the year ended December 31, 2005 and in subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Edgen Corporation, Baton Rouge, LA

David L. Laxton, III, 225-756-9868

EDGEN CORPORATION AND SUBSIDIARIES

STATEMENTS OF OPERATIONS AND SELECT SEGMENT DATA

FOURTH QUARTER 2005 (POST-ACQUISITION), THIRD QUARTER 2005 (POST-

ACQUISITION) AND FOURTH QUARTER 2004 (PRE-ACQUISTION)

(DOLLARS IN THOUSANDS)

	(Post- Acquisition) Fourth Quarter 2005	(Post- Acquisition) Third Quarter 2005	(Pre- Acquisition) Fourth Quarter 2004
Sales	$66,745	$75,712	$57,894
Cost of sales	54,070	61,766	43,333

Gross profit	12,675	13,946	14,561

Operating Expenses:
Yard and shop expense	1,231	1,299	1,163
Selling, general and administrative expense	6,485	6,247	9,200
Depreciation and amortization expense	3,777	603	604

Total operating expenses	11,493	8,149	10,965

Income from operations	1,182	5,797	3,596

Other income (expense)	(454)	70	143
Interest expense	(3,212)	(3,164)	(1,984)

Income (loss) from operations before income tax expense	(2,484)	2,703	1,755
Income tax expense from operations	(963)	1,063	(6,583)

Net income (loss)	(1,521)	1,640	8,338
Preferred dividend requirement	(469)	(469)	(527)

Net income (loss) applicable to common shareholders	$(1,990)	$1,171	$7,811

Segment Sales
Alloy products	$18,750	$20,670	$12,779
Carbon products	47,995	55,042	45,115

Total	$66,745	$75,712	$57,894

Segment Operating Profits (Losses)
Alloy products	$1,223	$2,854	$533
Carbon products	2,168	4,775	6,129
General Corporate	(2,208)	(1,832)	(3,065)

Total	$1,182	$5,797	$3,596

Segment Gross Profit Margins as a Percentage of Segment Sales
Alloy products	26.6%	28.0%	30.8%
Carbon products	16.0%	14.8%	23.5%
Total	19.0%	18.4%	25.1%

Segment Operating Profits (Losses) as a Percentage of Segment Sales
Alloy products	6.5%	13.8%	4.2%
Carbon products	4.5%	8.7%	13.6%
General Corporate	(3.3)%	(2.4)%	(5.3)%
Total	1.8%	7.7%	6.2%

EDGEN CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

FOURTH QUARTER 2005 (POST-ACQUISITION), THIRD QUARTER 2005 (POST-

ACQUISITION) AND FOURTH QUARTER 2004 (PRE-ACQUISTION)

(DOLLARS IN THOUSANDS)

	(Post- Acquisition) Fourth Quarter 2005	(Post- Acquisition) Third Quarter 2005	(Pre- Acquisition) Fourth Quarter 2004
Net income (loss)	$(1,521)	$1,640	$8,338
Income (loss) from discontinued operations, net of income tax expense (benefit)	—	—	—
Income tax expense (benefit) from operations	(963)	1,063	(6,583)
Interest expense, net	3,212	3,164	1,984
Depreciation and amortization	3,777	603	604

EBITDA(1)	$4,505	$6,470	$4,343

EDGEN CORPORATION AND SUBSIDIARIES

STATEMENTS OF OPERATIONS

FISCAL YEARS ENDING DECEMBER 31, 2005 AND 2004

(DOLLARS IN THOUSANDS)

	Successor	Predecessor	Non-GAAP Combined Twelve Months Ended December 31, 2005(1)	Predecessor
	Period February 1, 2005 to December 31, 2005	Period January 1, 2005 to January 31, 2005		Fiscal 2004
Sales	$262,746	18,945	$281,691	$207,821
Cost of sales	209,463	14,153	223,616	155,357

Gross profit	53,283	4,792	58,075	52,464

Operating Expenses:
Yard and shop expense	4,534	390	4,924	4,592
Selling, general, and administrative expense	23,763	13,974	37,737	27,417
Depreciation and amortization expense	5,466	201	5,667	2,400

Total operating expense	33,763	14,565	48,328	34,408

Income (loss) from operations	19,520	(9,773)	9,747	18,055

Other income (expense)	(308)	(50)	(358)	106
Interest expense	(11,334)	(333)	(11,667)	(5,163)

Income (loss) from continuing operations before taxes	7,878	(10,156)	(2,278)	12,998
Income tax benefit from continuing operations	2,849	(1,916)	933	(3,211)

Net income (loss)	5,029	(8,240)	(3,211)	16,209
Preferred dividend requirement	(1,703)	(190)	(1,893)	(2,206)

Net income (loss) applicable to common shareholders	$3,326	$(8,430)	$(5,104)	$14,003

Segment Sales
Alloy products	$72,380	$4,214	$76,594	$52,252
Carbon products	190,366	14,731	205,097	155,569

Total	$262,746	$18,945	$281,691	$207,821

Segment Operating Profits (Losses)
Alloy products	$9,786	$960	$10,746	$5,309
Carbon products	17,439	1,980	19,419	21,844
General Corporate	(7,705)	(12,713)	(20,418)	(9,098)

Total	$19,520	$(9,773)	$9,747	$18,055

Segment Gross Profit Margins as a Percentage of Segment Sales
Alloy products	29.1%	41.3%	29.8%	30.6%
Carbon products	16.9%	20.7%	17.2%	23.5%
Total	20.3%	25.3%	20.6%	25.2%

Segment Operating Profits (Losses) as a Percentage of Segment Sales
Alloy products	13.5%	22.8%	14.0%	10.2%
Carbon products	9.2%	13.4%	9.5%	14.0%
Total	7.4%	(51.6)%	3.5%	8.7%

EDGEN CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

FISCAL YEARS ENDING DECEMBER 31, 2005 AND 2004

(DOLLARS IN THOUSANDS)

	Successor	Predecessor	Non-GAAP Combined Twelve Months Ended December 31, 2005(1)	Predecessor
	Period February 1, 2005 to December 31, 2005	Period January 1, 2005 to January 31, 2005		Fiscal 2004
Net income (loss)	$5,029	$(8,240)	$(3,211)	$16,209
Loss from discontinued operations, net of income tax benefit	—	—	—	—
Income tax benefit from continuing operations	2,849	(1,916)	933	(3,211)
Interest expense, net	11,334	333	11,667	5,163
Depreciation and amortization	5,466	201	5,667	2,400

EBITDA (2)	$24,678	$(9,622)	$15,056	$20,561

(1)	In accordance with accounting principles generally accepted in the United States of America (“GAAP”), we have separated our historical financial results for the Predecessor and the Successor. The separate presentation is required under GAAP in situations when there is a change in accounting basis, which occurred when purchase accounting was applied to the acquisition of the Predecessor. Purchase accounting requires that the historical carrying value of assets acquired and liabilities assumed be adjusted to fair value, which may yield results that are not comparable on a period-to-period basis due to the different, and sometimes higher, cost basis associated with the allocation of the purchase price.

In evaluating our results of operations and financial performance, our management has used combined results for the twelve months ended December 31, 2005 as a single measurement period. Due to the Buy-out Transaction, we believe that comparisons between the fiscal year ended December 31, 2004 and either the Predecessor’s results for the period from January 1, 2005 to January 31, 2005 or the Successor’s results for the period from February 1, 2005 to December 31, 2005 may impede the ability of users of our financial information to understand our operating and cash flow performance.

Consequently, to facilitate an analysis of our operating results and cash flows, we have presented our operating results and cash flows on a combined basis for the twelve month period ended December 31, 2005. This combined presentation for the twelve month period ended December 31, 2005 simply represents the mathematical addition of the pre-merger results of operations of the Predecessor for the period from January 1, 2005 to January 31, 2005 and the results of operations of the Successor for the period from February 1, 2005 to December 31, 2005. The Successor conducted no operations from the date of formation of Edgen Acquisition Corporation until the merger on February 1, 2005. We believe the combined presentation provides relevant information for investors. These combined results, however, are not intended to represent what our operating results would have been had the Buy-out Transaction occurred at the beginning of the period.

(2)	We define EBITDA as net income (loss) before income (loss) from discontinued operations, net of income tax expense (benefit), net interest expense, income taxes, and depreciation and amortization. We use EBITDA in the Company’s business operations to, among other things, evaluate the performance of the Company’s operating segments, develop budgets and measure our performance against those budgets, determine employee bonuses, and evaluate our cash flows in terms of cash needs. We find it a useful tool to assist us in evaluating performance and liquidity because it eliminates items related to corporate overhead and capital structure, taxes and other non-cash charges. However, EBITDA, which does not represent operating income or net cash provided by operating activities as those items are defined by GAAP, should not be considered by investors to be an alternative to operating income or cash flow from operations or indicative of whether cash flows will be sufficient to fund our future cash requirements. EBITDA is not a complete net cash flow measure or measure of liquidity because EBITDA does not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, make capital expenditures and acquisitions and pay its income taxes. Rather, EBITDA is one potential indicator of an entity’s ability to fund these cash requirements. EBITDA also is not a measure of profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses and income taxes. Also, because EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.